Exhibit 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
June 3, 2008

AmTrust Financial Services, Inc. Announces Closing of Acquisition of Unitrin
Business Insurance

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) today announced the close of its acquisition of Unitrin Business Insurance (UBI). With the acquisition, AmTrust has acquired renewal rights to the UBI commercial package group, which are written primarily for small businesses.

Barry Zyskind, president and CEO of AmTrust, stated, “We are pleased to welcome Jack Lubner and the entire UBI team to AmTrust, and we look forward to continued growth and new business opportunities arising from this acquisition which complements our small business workers’ compensation segment, enhancing our product offerings as well as expanding our geographic reach.”

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
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